Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 29, 2009, by and between BROADWIND ENERGY, INC. (the “Company”), and Stephanie Kushner (“Executive”).

WHEREAS, the Company is engaged in the business of manufacturing wind turbine tower structures, gearing and gear sets for wind gearboxes, specialized heavy-haul transportation services for the wind industry, service and maintenance of wind turbines, and wind turbine construction labor support (the “Company Business”);

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the rights, duties, benefits and obligations with respect to the employment of Executive by the Company under the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual and respective covenants and agreements of the parties herein contained, and other good and valuable consideration present but not specifically set forth, the parties hereto agree as follows:

1.                                       Employment.  The Company hereby agrees to employ Executive in the position, and with the title, duties and responsibilities, set forth in Section 2 hereof, and Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.  This Agreement and Executive’s employment hereunder shall commence on July 29, 2009 (the “Start Date”), and shall continue for a period of two years, unless sooner terminated in accordance with the provisions of Section 6 hereof (the “Term”).  The Term will thereafter automatically extend for successive one-year periods, but Executive’s employment may at any time be terminated in accordance with the provisions of Section 6 hereof.

2.                                       Duties and Responsibilities.  Executive shall serve as a financial and business advisor from the Start Date until August 14, 2009 and, during such time, shall report directly to the Chief Executive Officer of the Company.  Beginning as of August 15, 2009 and for the remainder of the Term, Executive shall serve as Chief Financial Officer for the Company and the principal financial officer for Securities and Exchange Commission reporting purposes, and shall report to the Chief Executive Officer, the Company’s Board of Directors (the “Board”), and his/their designees.  Executive shall have the duties and responsibilities that are commensurate with the position she holds during the time she holds such position, as well as such other duties as may be assigned to Executive by the Chief Executive Officer or the Board from time to time.  Executive shall devote all of her working time and best efforts to the business and affairs of the Company except for such time as shall reasonably be required to serve in connection with civic or charitable activities, or manage Executive’s financial matters, provided that such activities, in the aggregate, do not interfere with Executive’s ability to perform the duties and responsibilities of her employment hereunder.  Executive shall follow the direction of the Chief Executive Officer, the Board and his/their designees, and shall perform all duties and responsibilities of the position that she holds, as those duties and responsibilities may change from time to time.  Executive shall comply with the Company’s standards, policies and procedures in effect on the date of this Agreement and as they may change from time to time.

3.                                       Compensation and Related Matters.

(a)                                  Base Salary.  Executive shall receive an initial annual base salary of Three Hundred Twenty-Five Thousand US Dollars ($325,000), less required and authorized withholding and deductions.  Executive’s salary shall be subject to review and adjustment by the Company at least annually, and paid in accordance with the Company’s regular payroll schedule as it applies to salaried employees (“Base Salary”).  Notwithstanding the preceding sentence, in no event shall Executive’s Base Salary be reduced by the Company without the Executive’s consent.

(b)                                 Bonus.  Except as provided in the following sentence, Executive will be eligible for a target annual bonus in an amount equal to 75% of her Base Salary, and pursuant to such terms, as set forth in the Broadwind Energy Inc. Executive Short-Term Incentive Plan (the “Incentive Plan”) or other written arrangement adopted by the Company.  For 2009 only, Executive shall not be eligible for a bonus under the Incentive Plan but, shall be eligible for a target bonus of 75% of her Base Salary multiplied by a fraction, the numerator of which is the number of days she is employed by the Company during 2009 and the denominator of which is 365, with the actual payment amount based on individual objectives to be mutually agreed upon by the Company and the Executive no later than August 31, 2009.  Such bonus shall be paid to Executive no later than March 15, 2010.

(c)                                  Stock.  The Executive shall be eligible to participate in the Company’s common stock incentive plan as in effect from time to time.  The Company will grant Executive 25,000 stock options and 25,000 restricted stock units with a four-year vesting schedule under the Company’s 2007 Equity Incentive Plan subject to approval by the Board and the Company’s Equity Awards Policy.  The Company may grant Executive additional stock options, restricted stock units or other awards under the Company’s 2007 Equity Incentive Plan based on individual and Company performance criteria to be established by the Board.

(d)                                 Benefits.  Executive shall be entitled to all rights and benefits for which she is eligible under the terms and conditions of the Company’s standard benefits and compensation practices that may be in effect from time to time and provided by the Company to its employees generally.  In addition to, and not in limitation of, the foregoing, during the Term, Executive shall be eligible to accrue up to four weeks (20 business days) of paid time off (PTO) per anniversary year exclusive of any business day with respect to which the Company is closed for business due to any federal, state or local holiday or any day off generally granted by the Company to its employees, subject to the Company’s then-current paid time off policy (which shall not have the effect of reducing said four weeks (20 business days) of paid vacation).  In addition to, and not in limitation of the foregoing, during the Term, Executive shall receive any additional benefits generally provided by the Company to executive employees of the Company, including group health insurance for Executive and dependants, life insurance, and long term disability insurance, and participation in the Company’s 401(k) plan, all in accordance with applicable plan documents.

(e)                                  Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense account and reimbursement policies.

4.                                       Representations and Warranties of Executive.  In order to induce the Company to employ Executive, Executive hereby represents and warrants to the Company as follows:

(a)                                  Binding Agreement.  This Agreement has been duly executed and delivered by Executive and constitutes a legal, valid and binding obligation of Executive and is enforceable against Executive in accordance with its terms.

(b)                                 No Violations of Law.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Executive do not, and the performance by Executive of her obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction, or similar order applicable to Executive.

(c)                                  Litigation.  Executive is not involved in any proceeding, claim, lawsuit, or investigation alleging wrongdoing by Executive before any court or public or private arbitration board or panel or governmental department, commission, board, bureau, agency or instrumentality.

(d)                                 No Conflicting Obligations.  Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by her of her obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.  Executive represents and agrees that she will not disclose to the Company or use on behalf of the Company any confidential information or trade secrets belonging to a third party, including any former employer.  Executive further represents and agrees that she has returned, or will return before her last day of employment with her current employer, all property belonging to Executive’s current and previous employers, including but not limited to any and all confidential information.

5.                                       Restrictive Covenants.

(a)                                  Confidentiality Critical.  The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement.  Executive acknowledges and agrees that developing and maintaining business relationships is an important and essential business interest of the Company.  Executive further recognizes that, by virtue of her employment by the Company, she will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that she will gain an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged, or secret information of the Company and its customers (“Customers”) (collectively, all such nonpublic information is referred to as “Confidential Information”).

This Confidential Information includes, but is not limited to data relating to the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its products, loss control and information management services; the Company’s products and services; the Company’s computer system and software; lists of prospects; customer lists; the identity, authority and responsibilities of key contacts at accounts of Customers; and the composition and organization of Customers’ business.  Executive recognizes and admits that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense, and worthy of protection.  Executive acknowledges and agrees that only through her employment with the Company could she have the opportunity to learn this Confidential Information.

(b)                                 Confidential Information.  Executive shall not at any time (for any reason), directly or indirectly, for himself or on behalf of any other person or entity, (A) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for Executive to perform her duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning the Customers, (B) use, directly or indirectly, for her own benefit or for the benefit of another (other than a Customer) any of such Confidential Information, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses (A) and (B).

(c)                                Noninterference with Employees.  Executive further agrees that the Company has expended considerable time, energy and resources into training its other employees (“Co-Workers”).  As a result, during her employment with the Company and for a period of eighteen (18) months thereafter, Executive shall not, for any reason, directly or indirectly, for himself or on behalf of any other person or entity, (A) induce or attempt to induce any Co-Worker to terminate employment with the Company, (B) interfere with or disrupt the Company’s relationship with any of the Co-Workers, (C) solicit, entice, hire, cause to hire, or take away any person employed by the Company at that time or during the eighteen (18) month period preceding Executive’s last day of employment with the Company, or (D) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (C).

(d)                                 Non-competition.  Executive further agrees with the Company to the following provisions, all of which Executive acknowledges and agrees are necessary to protect the Company’s legitimate business interests.  Executive covenants and agrees with the Company that:

(i)                                   Unless otherwise agreed between the parties, Executive shall not, during her employment with the Company and for a period of eighteen (18) months thereafter, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company Business (as defined at the start of this Agreement), other than the ownership of 5% or less of the shares of a public company where Executive is not active in the day-to-day management of such company.  With respect to the post employment application of this Section 5(d)(i), the restrictions shall extend only to those specific countries or provinces where the Company conducts business on the day that Executive’s employment with the Company terminates.

(ii)                                  Executive shall not, during her employment with the Company and for a period of eighteen (18) months thereafter, either directly or indirectly, (A) solicit, call on or contact any Customer of the Company with whom Executive has had material contact during her employment with the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during her employment with the Company, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (B).

(iii)                               During her employment with the Company, Executive shall not own, or permit ownership by Executive’s spouse or any minor children under the parental control of Executive, directly or indirectly, an amount in excess of five percent (5%) of the outstanding shares of stock of a corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company.

(e)                                  Non-disparagement.  At any time during or after Executive’s employment with the Company, Executive shall not disparage the Company or any shareholders, directors, officers, employees, or agents of the Company.  During and after Executive’s employment with the Company, neither the Company nor its directors or officers shall disparage Executive to third parties.

(f)                                    Understandings.

(i)                                     The provisions of this Section 5 shall be construed as an agreement independent of any other claim.  The existence of any claim or cause of action of Executive against the Company, whether predicated on Executive’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of Section 5 of this Agreement.  Executive waives any right to a jury trial in any litigation relating to or arising from this Agreement.

(ii)                                  Executive acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  Executive agrees that the restrictions contained in this Section 5 are reasonable and will not unduly restrict her in securing other employment or income in the event her employment with the Company ends.  Executive acknowledges and agrees that she executed this Agreement on or before her first day of employment with the Company.

(g)                                 Injunctive Relief.  Executive acknowledges and agrees that any breach by her of any of the covenants or agreements contained in this Section 5 would give rise to irreparable injury and would not be adequately compensable in damages.  Accordingly, Executive agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal or equitable remedies available.

(h)                                 Reformation and Survival.  The Company and Executive agree and stipulate that the agreements and covenants contained in this Agreement and specifically of this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between them.  The Company and Executive agree and stipulate that Executive has hereby agreed to be bound to the obligations, restrictions and covenants of this Section 5 as a condition to her employment and in consideration of her compensation, stock option grant, restricted stock unit grant, severance terms, and all other terms and provisions of this Agreement.  The Company and Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete.  The Company and Executive agree that, if any term, clause, subpart, or provision of this Agreement is for any reason adjudged by a Court of competent jurisdiction to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, and shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and that such modification will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms.  Thus, in furtherance of, and not in derogation of, the provisions of this Section 5, the Company and Executive agree that in such event, this Section 5 shall be deemed to be modified or reformed to restrict Executive’s conduct to the maximum extent (in terms of time, geography, and business scope) that the court shall determine to be enforceable.  The provisions of this Section 5 shall survive the termination of this Agreement and Executive’s resignation or termination of employment, regardless of the reason and whether voluntary or involuntary.

6.                                       Termination.

(a)                                  Termination By The Company With Cause.  The Company has the right, in its reasonable determination at any time during the Term, to terminate Executive’s employment with the Company for Cause (as defined below) by giving written notice to Executive as described in this Section 6(a).  Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) below, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned subclauses, and an opportunity to cure in the event Executive disputes such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive following such thirty (30) calendar day notice period unless Executive has cured the condition giving rise to the Cause.  The Company’s termination of Executive’s employment for Cause under subclause (v) or (vi) below shall be effective immediately upon the Company’s written notice to Executive.  If the

Company terminates Executive’s employment for Cause, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

As used in this Agreement, the term “Cause” shall mean and include (i) Executive’s abuse of alcohol that affects Executive’s performance of Executive’s duties under this Agreement, or use of any controlled substance; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (iii) material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business of the Company; (iv) material failure by Executive to satisfactorily perform her duties hereunder, a material breach by Executive of this Agreement, or Executive engaging in conduct that materially conflicts with the best interests of the Company or that may materially harm the Company’s reputation; (v) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) conviction of a felony or a misdemeanor involving moral turpitude.

(b)                                 Termination By The Company Without Cause.  The Company shall have the right, at any time during the Term, to terminate Executive’s employment with the Company without Cause by giving written notice to Executive, which termination shall be effective thirty (30) calendar days from the date of such written notice.  The Company may provide thirty (30) days pay in lieu of notice.  If the Company terminates Executive’s employment without Cause, the Company’s obligation to Executive shall be limited solely to (i) unpaid Base Salary plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination, provided that the unpaid bonus for services rendered during the year in which the termination occurs shall not be less than an amount equal to the product of 75% of the Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days she is employed by the Company during the year in which the termination occurs and the denominator of which is 365; (ii) severance in an amount equal to Executive’s then-current Base Salary for a period of eighteen (18) months; and (iii) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for the health insurance coverage for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due.  Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between Executive and the Company.  As a condition to her receipt of the post-employment payments and benefits under this Section 6(b), Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company.  The amount described in clause (i) of the second sentence of this paragraph shall be paid within ninety (90) calendar days after the date of Executive’s termination of employment, and the severance described in clause (ii) of the second sentence of this paragraph shall be paid in equal installments according to the normal payroll schedule, the first payment to Executive to be made on the next scheduled payroll date that occurs within ninety (90) days after the date of Executive’s termination of employment, provided that, in each case, the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.  Executive shall have no duty to mitigate damages under this Section 6(b) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 6(b) shall not apply if Executive’s employment is terminated by the Company or a succeeding entity without Cause upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof.  In such case, Section 7 of this Agreement shall control.

(c)                                  Termination By Executive for Good Reason.  Executive has the right, in her reasonable determination at any time during the Term, to terminate her employment with the Company for Good Reason (as defined in this Section 6(c) below) by giving written notice to the Company as described in this Section 6(c) below.  Prior to the effectiveness of termination for Good Reason, the Company shall be given thirty (30) calendar days’ prior written notice from Executive, specifically identifying the reasons which are alleged to constitute Good Reason, and an opportunity to cure; provided, however, that Executive shall have no obligation to continue her employment with the Company following such thirty (30) calendar day notice period unless the Company cures the event(s) giving rise to Executive’s Good Reason notice.  As used in this Section 6(c), the term “Good Reason” shall mean and include (i) assignment to Executive of duties materially inconsistent with Executive’s position, (ii) requiring Executive to move her place of employment more than 50 miles from her place of employment prior to such move, or (iii) a material breach by the Company of this Agreement; provided that in any such case Executive has not consented thereto.

If Executive terminates her employment for Good Reason, the Company’s obligation to Executive shall be limited solely to (i) unpaid Base Salary plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination, provided that the unpaid bonus for services rendered during the year in which the termination occurs shall not be less than an amount equal to the product of 75% of the Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days she is employed by the Company during the year in which the termination occurs and the denominator of which is 365; (ii) severance in an amount equal to Executive’s then-current Base Salary for a period of eighteen (18) months; and (iii) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for the health insurance coverage for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due.  Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between Executive and the Company.  As a condition to her receipt of the post-employment payments and benefits under this Section 6(c), Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company.  The amount described in clause (i) of the first sentence of this paragraph shall be paid within ninety (90) calendar days after the date of Executive’s termination of employment, and the severance described in clause (ii) of the first sentence of this paragraph shall be paid in equal installments according to the normal payroll schedule, the first payment to Executive to be made on the next scheduled payroll date that occurs within ninety (90) days after the date of Executive’s termination of employment, provided that, in each case, the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.  Executive shall have no duty to mitigate damages under this Section 6(c) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 6(c) shall not apply if Executive terminates her employment with the Company or a succeeding entity for Good Reason upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof.  In such case, Section 7 of this Agreement shall control.

Executive has the right, at any time during the Term, to terminate her employment with the Company without Good Reason (as defined above) by giving written notice to the Company, which termination shall be effective sixty (60) calendar days from the date of such written notice.  If Executive terminates her employment without Good Reason, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination plus any accrued but unpaid bonus and benefits.

(d)                                 Termination Upon Disability.  The Company shall have the right, at any time during the Term, to terminate Executive’s employment if, during the term hereof, Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and Executive, so that Executive is unable to perform the essential functions of her job duties hereunder, with or without reasonable accommodation, for (i) a period of three (3) consecutive months, or (ii) for shorter periods aggregating ninety (90) calendar days during any twelve-month period.  If the Company terminates Executive’s employment under this Section 6(d), the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary to the effective date of termination, plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination, provided that the unpaid bonus for services rendered during the year in which the termination occurs shall not be less than an amount equal to the product of 75% of the Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days she is employed by the Company during the year in which the termination occurs and the denominator of which is 365.

(e)                                  Termination upon Death.  If Executive dies during the Term, this Agreement shall terminate, except that Executive’s legal representatives shall be entitled to receive the Base Salary and other accrued benefits earned up to the date of Executive’s death.

7.                                       Change of Control.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if, upon or within one year of a Change of Control (as defined below) occurring at any time during the Term, the Company or a succeeding entity terminates Executive without Cause (as defined above) or Executive terminates her employment for Good Reason (as defined in Section 6(c) above), the Company or the succeeding entity’s obligation to Executive shall be (i) unpaid Base Salary, bonus and benefits accrued up to the effective date of termination, provided that the unpaid bonus for services rendered during the year in which the termination occurs shall not be less than an amount equal to the product of 75% of the Executive’s Base Salary multiplied by a fraction, the numerator of which is the number of days she is employed by the Company during the year in which the termination occurs and the denominator of which is 365, (ii) a lump sum payment equal to Executive’s then-current Base Salary for a period of thirty-six (36) months, and (iii) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, payment of Executive’s COBRA premiums for health insurance coverage for a period of up to eighteen (18) months, payments to be made on a monthly basis when the premiums are due.  In the event of a without Cause Change of Control termination as described herein, these payments shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Section 6(b) of this Agreement.  Notwithstanding anything to the contrary contained herein or in any award agreement between Executive and the Company, in the event of a Change of Control (as defined below), (i) all unvested awards held by Executive under the Company’s 2007 Equity Incentive Plan, including stock options and restricted stock units described in Section 3(c) and any other subsequent awards, shall become fully vested upon the Change of Control and, if applicable, immediately exercisable, (ii) each such award, and each already vested award described in Section 3(c), which is a stock option shall continue to be exercisable for the remainder of its term, and (iii) with respect to any award under the Company’s 2007 Equity Incentive Plan that is subject to the attainment of performance objectives or specified performance criteria, such performance objectives and criteria shall be deemed satisfied at the target level and any performance period shall be deemed to end as of the date of the Change of Control.  As a condition to her receipt of the post-employment payments and benefits under this Section 7(a), other than the vesting of awards described in the preceding sentence, Executive must be in compliance with Section 5 of this Agreement, and must execute, return, not rescind and comply with a release of claims agreement in favor of the Company, related entities and individuals and the succeeding entity, within the timeframe and in a form to be prescribed by the Company or a succeeding entity.  The severance amount described in the first sentence of this paragraph shall be paid in a lump sum within ninety (90) calendar days after the date of Executive’s termination of employment, provided that the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.

(b)                                 Change of Control Defined.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company during the Term, as determined in accordance with this Section 7(b).  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i)                                     A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group (other than Tontine Capital Partners, L.P. and its affiliates), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this Section 7(b), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii)                                  A “change in the effective control” of the Company shall occur on either of the following dates:

(A)                              The date on which any one person, or more than one person acting as a group (other than Tontine Capital Partners, L.P. and its affiliates), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 40% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).  If a person or group is considered to possess 40% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(B)                                The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(iii)                               A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group (other than Tontine Capital Partners, L.P. and its affiliates), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”), and the regulations, notices and other guidance of general applicability issued thereunder.

8.                                       Code Section 409A.   Notwithstanding anything herein to the contrary, if any payments to be made, or benefits to be provided, to Executive hereunder are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the termination, then, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), the amount of such Non-Exempt Payments shall not be paid or commence earlier than the date that is six months after the termination.  Any Non-Exempt Payment not made during the six month period shall be paid in a lump sum payment on the first day of the seventh month following termination.

9.                                       Successors; Assignment, Etc.; Third Party Beneficiaries.

(a)                                  Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns.  All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.  The terms “successors” and “assigns” shall include, but not be limited to, any succeeding entity upon a Change of Control.

(b)                                 Neither this Agreement nor any of the rights or obligations of Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b).  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive should die while any amounts would still be payable to her hereunder had she continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to the devisee, legatee, or other designee under Executive’s testamentary will or, if there be no such will, to Executive’s estate.

10.                                 Notice.  For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to Executive :	If to the Company :

Ms. Stephanie Kushner	Broadwind Energy, Inc.
124 E. Sixth Street	47 E. Chicago Avenue, Suite 332
Hinsdale, IL 60521	Naperville, IL 60540
Attn: Chief Executive Officer

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address shall be effective only upon actual receipt.

11.                                 Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and such officers as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time.  No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement.  If any term, clause, subpart, or provision of this Agreement is for any reason adjudged to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois.

12.                                 Validity.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

13.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.                                 Litigation.  The parties agree that the exclusive venue for any litigation commenced by the Company or Executive relating to this Agreement shall be the state courts located in DuPage County, Illinois and the United States District Court, Northern District of Illinois.  The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

15.                                 Entire Agreement.  This Agreement constitutes (i) the binding agreement between the parties and (ii) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein. All prior negotiations concerning Executive’s employment with the Company have been merged into this Agreement and are reflected in the terms herein.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of July 29, 2009.

EXECUTIVE:

By:	/s/ Stephanie Kushner
Name: Stephanie Kushner

COMPANY:

BROADWIND ENERGY, INC.

By:	/s/ J. Cameron Drecoll
Name: J. Cameron Drecoll
Title: Chief Executive Officer